EXHIBIT (c)(1)

                                [GRAPHIC OMITTED]

           3590 North First Street, Suite 200 * San Jose * CA * 95134
                      * Tel 408-570-2100 * Fax 408-570-2120



March 7, 1997









Target Income Fund, Inc.
26691 Plaza Drive
Suite 222
Mission Viejo, California 92691

Gentlemen and Ladies:

         Concord Growth Corporation ("Concord") has provided loan participations and loan servicing to Target Income Fund, Inc. ("Target"), a closed-end investment company, since Target commenced operations on November 24, 1992. When this arrangement commenced, the original expectation was that Target would acquire loans from various originator/servicers (in addition to Concord), and that Concord would serve as master servicer of loans provided by other originating servicers as needed. However, to date Target has not been able to find qualified originating servicers other than Concord. As a result, Target's current portfolio of assets consists entirely of the loan participations (the "Loan Participations") set forth on Schedule A hereto and 50% ownership interests in two variable rate small business financing loans (the "Trust Certificates"). All of the Loan Participations are subject to a participation agreement ("Participation Agreement") with Concord, as identified on Schedule A. Concord and Target are also parties to a Master Servicing Agreement, dated as of September 27, 1993 (the "Master Servicing Agreement"), pursuant to which Concord has agreed to serve as master servicer of certain loans acquired by Target.

         Concord is currently in the process of being acquired by a third party (the "Concord Transaction"), and in connection therewith, has advised the Board of Directors of Target that it no longer intends to serve as originator of new loan participations for Target, and that it desires to repurchase all outstanding Loan Participations (the "Purchased Assets") from Target and to terminate the Master Servicing Agreement. Concord understands that the Trust Certificates will be purchased from Target by another party. The Board of Directors of Target has considered Concord's proposal to repurchase the Purchased Assets, as well as Concord's stated intention no longer to originate loan participations for Target, and has determined that the orderly sale of the Purchased Assets and termination of the Master Servicing Agreement as set forth below are in the best interests of Target and its shareholders. Accordingly, in consideration of the foregoing and for other good and valuable consideration, Concord and Target hereby agree as follows:

         1. Purchase and Sale of Purchased Assets. Each of the Purchased Assets and the current principal amount is set forth on Schedule A. At the closing provided for in paragraph 2 below (the "Closing"), Target will sell, assign , transfer and deliver to Concord all of Target's right, title and interest in and to each of the Purchased Assets. The purchase price for each of the Purchased Assets will be equal to the full principal amount thereof, plus any accrued but unpaid interest, as shall be set forth on a mutually agreeable schedule that shall be delivered by Concord to Target at the Closing. The aggregate purchase price for the Purchased Assets will be payable at the Closing, by wire transfer of immediately available funds to an account specified in writing by Target to Concord. The purchase and sale of the Trust Certificates is subject to a separate agreement between Target and another party.

         2. Closing and Closing Date. The Closing of the sale and purchase of the Purchased Assets shall take place at the offices of Concord, 3590 North First Street, Suite 200, San Jose, CA 95134, on March 14, 1997, at 2:00 p.m. local time, or such other place, date and time as shall be mutually agreeable to Concord and Target. The date upon which the Closing occurs is hereinafter called the Closing Date. At the Closing, all of the actions reflected in this agreement as taking place at the Closing or on the Closing Date shall be taken, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously.

         3. Termination of Master Servicing Agreement. The Master Servicing Agreement shall be terminated, and shall be of no further force and effect, and each party shall be relieved of any and all obligations thereunder, effective as of the Closing Date. Without limiting the generality of the foregoing, the parties hereby waive any and all notice requirements specified in the Master Servicing Agreement with respect to the termination thereof.

         4. Representations and Warranties of Target. Target represents and warrants to Concord that:

                  4.1. Target is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation, and has the power to carry on its business as now being and as heretofore conducted.

                  4.2. Target owns outright and has good and marketable title to all of the Purchased Assets, and at the Closing, will convey to Concord good and marketable title to the Purchased Assets, free and clear of any lien or other encumbrance (other than as set forth in the Participation Agreement). There is no outstanding right, subscription, call, option or other agreement of any kind to purchase or otherwise to receive from Target any ownership interest in the Purchased Assets.

                  4.3. Target has the full legal right and power and, subject to any consent required pursuant to paragraph 7.2, all authority and approval required to enter into, execute and deliver this agreement, and to perform fully its obligations hereunder. This agreement has been duly executed and delivered and constitutes the valid and binding obligation of Target enforceable in accordance with its terms, subject bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity). No approval or consent of any governmental or regulatory body, and (except as otherwise specified in this agreement) no approval or consent of any other person is required to be obtained by Target in connection with the execution and delivery by Target of this agreement and the consummation and performance by Target of the transactions contemplated hereby. The execution, delivery and performance of this agreement by Target, and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by Target, will not violate (i) any of the charter documents of Target, (ii) any order, judgment, injunction, award, decree of any court, arbitrator or governmental or regulatory body, by which Target is bound, or (iii) any statute, law or regulation applicable to Target, which violation could have a material adverse effect on the consummation of the transactions contemplated hereby or the Purchased Assets.

         5. Representations and Warranties of Concord. Concord represents and warrants to Target that:

                  5.1. Concord is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation, and has the power to carry on its business as now being and as heretofore conducted.

                  5.2. Concord has the full legal right and power and all authority and approval required to enter into, execute and deliver this agreement, and to perform fully its obligations hereunder. This agreement has been duly executed and delivered and constitutes the valid and binding obligation of Concord enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity). No approval or consent of any governmental or regulatory body, and (except as otherwise specified in this agreement), no approval or consent of any other person is required to be obtained by Concord in connection with the execution and delivery by Concord of this agreement and the consummation and performance by Concord of the transactions contemplated hereby. The execution, delivery and performance of this agreement by Concord, and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by Concord, will not violate (i) any of the charter documents of Concord,
(ii) any order, judgment, injunction, award, decree of any court, arbitrator or governmental or regulatory body, by which Concord is bound, or (iii) any statute, law or regulation applicable to Concord, which violation could have a material adverse effect on the consummation of the transactions contemplated hereby.

         6. Treatment of Unreimbursed Expenses. Target acknowledges that Concord has incurred expenditures of at least $10,488.00 on behalf of Target, and, as of the date of this letter, has not been reimbursed for such expenditures. Target and Concord agree that unreimbursed expenses of $10,488.00, subject to final adjustment, will be paid in full to Concord at the Closing. Such amount may be paid by wire transfer of immediately available funds to an account specified in writing by Concord to Target, or by reducing the aggregate purchase price specified in paragraph 1 by such amount, in either case as the parties shall agree prior to the Closing Date.

         7. Conditions to Closing. The obligation of each party to consummate the transactions contemplated hereby and to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived as to itself by either party:

                  7.1. The representations and warranties made by either party in this agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                  7.2. No action, suit or proceeding shall have been instituted before any court, governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this agreement.

         8. Additional Condition. The obligation of Concord to consummate the transactions contemplated hereby and to consummate the Closing is also subject to the condition precedent that the Concord Transaction shall have been consummated. This condition may be waived by Concord in its sole discretion.

         9. Further Assurances. Target shall execute and deliver to Concord all instruments and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including the completion of any and all transfers and assignments provided herein.

         10. Termination. This agreement may be terminated prior to the Closing Date only with the written consent of both parties.

         11. Entire Agreement. This agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, whether written or oral, with respect thereto. All terms and provisions of this agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

         12. Governing Law. This agreement is to be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and performed entirely within that state. Any legal action or proceeding arising out of or relating to this agreement maybe brought in the courts of the State of California, or the courts of the United States of America located in the City and County of San Francisco, and each of the parties hereto hereby irrevocably submits to the jurisdiction of each of such courts in any action or proceeding. Each of the parties hereto hereby irrevocably consents to service of process in any said action or proceeding. Each of the parties hereto hereby irrevocably consents to service of process in any said action or proceeding in any of such courts by the mailing of copies thereof via certified mail, postage prepaid to such party at its address set forth herein, such service to become effective ten (10) days after such mailing.

         13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received: (i) on the date given if delivered personally or by cable, telegram, telex or telecopy or (ii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Concord:

                           Concord Growth Corporation
                           3590 North First Street, Suite 200
                           San Jose, CA 951134
                           Attention: Reid Rutherford


                  (b) if to Target

                           Target Income Fund, Inc.
                           26691 Plaza Drive, Suite 222
                           Mission Viejo, California 92691
                           Attention: Jon LaVine

         14. Assignment. This agreement may not be assigned by any party hereto without the written consent of the other party.


         Please   acknowledge  your  agreement  with  the  foregoing  terms  and conditions by signing below.


                                        Very truly yours,

                                        CONCORD GROWTH CORPORATION

                                        By: ______________________________



AGREED TO THIS____day of_______, 1997

TARGET INCOME FUND, INC.

By:  __________________________________


Date:  ____________

Schedule A- Purchased Assets
3/11/97 - Page -1-


                                   Schedule A

                                Purchased Assets

                           (to be updated at Closing)


                                                               END ADV BAL
                                                                       3/5/97
TIF CURRENT PARTICIPATION FUNDING
CLIENT                                                         END PART BAL
ADMOR MEMORY LTD.                                     AD-S            445,766.61
BEVERLY HILLS-JH                                      JH-F            213,208.47
BEVERLY-EQUIP(KC)                                     KC-S            655,004.20
BOND FOOD PRODUCTS                                    BP-S            169,041.49
BOND FOOD-INV.-BU                                     BU-S            344,138.72
CAROLINA HARDWOODS                                    HW-S            138,107.58
CARPET EXCHANGE-QU                                    QU-S             78,675.70
CARPET EXCH./INV.                                     XE-S            112,356.31
CHATEAU P                                             CP-I            137,831.60
CLEAN ROOM PRODUCTS                                   CH-S            200,900.44
CLEAN ROOM ACCOM.                                     XH-S             72,679.00
EMCO WHEATON                                          EW-S            210,280.99
EMCO WHEATON-ACCOM.                                   XD-S             55,854.20
FIRST SOURCE INT'L                                    VM-S            817,918.13
FOOD SPECIALTIES                                      FD-F            346,486.10
GRAMAN USA INC.                                       GR-S            245,503.27
GRAMAN USA INVENTORY                                  YG-S             92,729.76
GOLDSTAR/ NIKABAR                                     NI-S          1,686,660.80
INT'L SEAFOOD-EQUIP                                   KH-S            253,308.00
LEATHER CENTER-LY                                     LY-S            201,568.15
LEATHER CENTER M&E                                    JD-S             43,995.60
LOGISTICS MANAGEMENT, INC.                            LG-S            515,905.74
PARADISE PRINTING                                     QC-S            209,455.02
PARADISE PRINT-QD                                     QD-S            229,472.00
PRECISE PLASTIC-UD                                    UD-S            159,886.51
PRECISE PLASTIC/INV                                   UE-S             41,454.94
PRECISE PLASTIC/TERM                                  UF-S             69,993.00
PREFERRED PERSONNEL                                   PY-S          1,300,976.56

WESTERN COMMERCE CORP.                                WR-S            454,110.38
EXCHANGE TOOL-XN                                      XN-S              7,565.29
VAST TECH                                             VT-S             21,760.91
MAIN SOURCE                                                            61,956.00
EXCHANGE TOOL-XN                                                       40,906.92
JUPITER 2 IMPORTS                                                      75,177.00
VAST TECH                                                             384,000.00


                                                         -----------------------
  TOTALS                                                          $10,094,635.75
                                                         =======================